Exhibit 4.29

UNION PLAZA NO. 2003008

EXTENSION AGREEMENT

Party A: Beijing Fu Yu Da Real Estate Development Co., Ltd.

Party B: Beijing Ninetowns Ports Software and Technology Co., Ltd.

1.	Party B shall lease Unit 1703, 17/F, Union Plaza with a total usage area of 521 square meters.

2.	Party B shall lease from August 10, 2005 to March 31, 2006.

3.	Party B shall lease at a monthly rent of RMB182.16 (including property management fee) per square meter (usage area), total amount of rent per month being RMB94905.36.

4.

Party B shall enjoy a 25-day renovation rent-free period from August 10, 2005 to September 3, 2005. No rent shall be payable to Party A during this period, only an amount of RMB41.40 per square meter per month shall be payable as property fee, total amount of which shall be RMB17974.05.

5.	This agreement shall come into effect upon Party B paying a 3-month rental deposit on the date of signing, being a total amount of RMB284716.08.

6.	This renewal agreement consists of two identical copies, and each party keeps one copy.

7.	The other provisions relating to this lease and the rights and obligations of Party A and Party B shall be governed by the 2003008 lease agreement entered into by the two parties hereto.

Party A	:	Beijing Fu Yu Da Real Estate Development Co., Ltd.	Party B	:	Beijing Ninetowns Ports Software and Technology Co., Ltd.

		[Seal]			[Seal]

Handling Person: /s/ Li Hong Yan			Handling Person:

Date: August 9, 2005			Date: